EXHIBIT 10(iii)(c)

                                            July 18, 1997




Mr. William M. Wicker

Dear Mr. Wicker:

         This letter sets forth certain terms and conditions which you and Texaco Inc. ("Texaco" or "the Company") have agreed to in connection with your employment by Texaco.

         1. Employment Term. Your employment is expected to commence on or about August 1,1997. You shall remain employed by Texaco for at least three years, unless earlier terminated for cause as defined in paragraph 4, under the terms and conditions set forth herein.

         2. Employment and Duties. Texaco will employ you as Senior Vice President initially with responsibility for corporate development and reporting directly to the Chief Executive Officer. In this position, or any other position to which you may be elected or appointed, you agree that you shall devote substantially all of your business time and energies to the business of Texaco and shall perform such services as from time to time are assigned to you by the Board of Directors (the "Board") or the Executive Management of Texaco, i.e. the Chief Executive Officer, the President or a Vice Chairman. You shall also be a member of the Executive Council) for at least the first three years of service, or so long as that body exists if shorter than three years.

         3. Compensation and Benefits.

         a. Your annual base salary is initially set at $400,000 and shall be for no less during the first three years of your employment. It shall be payable in accordance with Texaco's standard practice for elected officers, and shall be determined by the Compensation Committee of the Board at such times and in such manner as is consistent with Texaco's standard practice for elected officers.

         b. You shall be eligible to participate in Texaco's Incentive Bonus Plan (IBP) and Stock Incentive Plan (SIP) in accordance with their respective terms. Your target bonus for each of the performance years 1997 through 1999 shall be no less

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than $280,032 the current  target for Grade IV, the salary grade at your initial employment. Actual bonus paid will be determined by the performance-based IBP. Your awards under the SIP for 1998, 1999 and 2000 shall be for no less than the target award for Grade IV in each year.

           c. Except as otherwise provided herein, during your employment with Texaco you shall be eligible to participate in each of Texaco's existing employee benefit plans, policies or arrangements and any such plans, policies or arrangements that Texaco may maintain or establish during your period of employment (in addition to or in substitution for any existing plan) and to receive all other benefits for which your position as a corporate officer makes you eligible in accordance with Texaco's usual policies and with the then current terms and provisions of each such plan, policy, or arrangement, including those listed on Appendix A hereto.

           d. Texaco shall promptly pay, or reimburse you for, all reasonable and necessary business expenses incurred by you in the performance of your duties hereunder, provided that you properly account for them in accordance with Texaco's standard policy for elected officers.

           4. The term "Cause" shall mean: "the transfer by you of confidential business information of any type concerning Texaco to a competitor of Texaco for compensation; or the commission of an act by you in the course of your employment with Texaco which constitutes fraud, dishonesty, or conduct in violation of Company policy and causes material harm to Texaco, or any conduct for which you are convicted of intentionally and knowingly committing a crime against Texaco under federal law or the law of the state in which such action occurred".

           5. Texaco shall not be required to fund or otherwise segregate assets to be used for the payment of the benefits described in paragraph 3 or in any other non-qualified benefit plan, except as otherwise required by law. Texaco's obligation to pay such benefits may be satisfied only out of its general corporate funds, and, therefore, satisfaction of such obligations will be subject to any claims of Texaco's other creditors having priority as to Texaco's assets.

           6. Signing Bonus. The Company believes that ownership of the Common Stock by officers and other employees having substantial responsibilities as to the conduct and development of the Company's business is important for the welfare of the stockholders. Texaco Common Stock provides officers and other employees with: an opportunity to acquire a proprietary interest in the Company; a strong mutuality of interest with stockholders; and a significant incentive to use their best efforts for the Company's long-term success. Accordingly, on the date of your employment, you will be granted, as a signing bonus, 15,834 Stock Options and 2,262 Performance Restricted Shares. These options and shares will be subject to the terms and conditions of awards under the SIP and an agreement to that effect will be executed by you and Texaco to evidence this signing bonus.

           7. MD Account. Texaco recognizes that you may relinquish certain benefits under the Credit Suisse/First Boston (CS) MD Account and Savings Plan by accepting employment with Texaco. Texaco will make you whole in 1997 for all MD Account and

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                                       3

Savings Plan unvested amounts which CS does not pay to you, as determined conclusively by MD Account and Savings Plan statements delivered by CS (as of the date of your resignation from CS). The amounts shall be paid by Texaco by crediting to your account as of your first day of employment, under Texaco's existing plans, a number of fully vested deferred stock units with a value equal to the amount so forfeited.

           8. Miscellaneous.

           a. This Agreement and the letter agreement (the "Letter Agreement") of even date herewith between you and the Company shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State.

           b. Any notice, consent or other communication made or given in connection with this Agreement or the Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by written notice to the other:

                To You:

                Mr. William M. Wicker
                2000 Westchester Avenue
                White Plains, NY 10650

                To Texaco:

                Corporate Secretary
                Texaco Inc.
                2000 Westchester Avenue
                White Plains, NY 10650

           c. This Agreement shall supersede any and all existing agreements, understandings and arrangements between you and Texaco relating to the terms of your employment; provided, however, that this Agreement shall not supersede the Letter Agreement or supersede or in any way reduce your right to receive (or Texaco's obligation to pay) benefits under any employee benefit plan, program or arrangement maintained by Texaco, including, without limitation, those plans, programs and arrangements described in paragraph 3 hereof. Neither this Agreement nor the Letter Agreement may be amended except by a written agreement signed by both parties.

          d. The failure of you or Texaco to insist upon strict adherence to any term of this Agreement or the Letter Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement or the Letter Agreement.

         e. Except as otherwise provided in this paragraph 8e., this Agreement and the Letter Agreement shall inure to the benefit of and be binding upon Texaco, its successors and assigns, and to you and your heirs, executors, administrators and legal

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                                       4

representatives. Neither this Agreement nor the Letter Agreement shall be assignable by you, and, without your consent, shall be assignable by Texaco only to any corporation or other entity resulting from the reorganization, merger or consolidation of Texaco with any other corporation or entity or any corporation or entity to which Texaco may sell all or substantially all of its business and/or assets. Texaco will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement and the Letter Agreement in the same manner and to the same extent that Texaco would be required to perform them if no such succession had taken place. As used in this Agreement and the Letter Agreement, "Texaco" shall mean Texaco as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 8e. or which otherwise becomes bound by all the terms and provisions of this Agreement and the Letter Agreement by operation of law.

         f. Paragraph headings are used for convenience of reference only and shall not affect the meanings of any provision of this Agreement or the Letter Agreement.

         g. If any provision of this Agreement or the Letter Agreement is invalid or unenforceable, the balance of the Agreement and the Letter Agreement shall remain in effect, and if any provision is inapplicable to any circumstance, it shall nevertheless remain applicable to all other circumstances.

         h. Texaco shall pay reasonable attorney's fees incurred by you in negotiating the terms of this Agreement and the Letter Agreement with Texaco.

         If you agree that this letter, together with the Letter Agreement, accurately sets forth your agreement with Texaco, please sign and date each copy of this letter below in the space provided and return one to me.

                                            Sincerely,

                                            TEXACO INC.

                                            By:   /s/ Carl B. Davidson
                                                  ----------------------------
                                                      Carl B. Davidson
                                                  Vice President and Secretary

Accepted and Agreed to this

6th day of August, 1997.

/s/ William M. Wicker
------------------------
    William M. Wicker

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                                   Appendix A
                        List of Executive Incentive Plans




a. Comprehensive Personal Liability Insurance Program


b. Tax Assistance Plan


c. Country Club Membership


d. Executive Medical Examination


e. Home Computer


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                                            July 18, 1997



Mr. William M. Wicker

Dear Mr. Wicker:

         In connection with your employment by Texaco on or about August 1,1997:

         1. Unless you are earlier terminated for cause or voluntarily leave the Company, you shall be employed for no less the three years (the "Term") as a Senior Vice President at a salary no less than your starting salary.

         2. Your Continuous Service Date for any Texaco-sponsored qualified or non-qualified plan for which service is a determinant for benefits shall be August 1,1989. These plans, at the present time, are: Vacation; Short-Term Disability; Long-Term Disability; Separation Pay; Retirement; and two Supplemental Pension Benefits Plans. The eight years' service credit for the Retirement Plan is to be provided by a non-qualified pension supplementation.

         With reference to the Retirement and Supplemental Pension Benefits Plans, the Texaco benefits for the period August 1,1989 through July 31,1997 shall be calculated on a non-contributory basis.

         If your employment is terminated at any time for "Cause" as defined in a separate letter agreement (the "Employment Letter") of this date, or if you voluntarily leave Texaco within three years of your initial employment, the eight years of service credit for the period August 1, 1989 - July 31,1997 shall be immediately forfeited in their entirety.

         3. Change of Control. If, before you have completed three years of service there is a "Change of Control" ("COC"), as that term is defined in Texaco's Separation Pay Plan, at Texaco resulting in

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termination of your employment or suspension/cancellation of the IBP and/or SIP, or Texaco or its successor unilaterally terminates your employment without cause or you terminate your employment following a material breach by Texaco of this Agreement or the Employment Letter, (a) you shall be entitled to receive immediately (1) a cash lump sum payment equal to the salary you would have earned during the remainder of the three-year term, less required withholding deduction for applicable taxes plus (2) IBP and SIP awards (Make-Up Awards) sufficient to put you in the position of having the equivalent of Stock Options and Performance Restricted Shares granted to you upon your initial employment plus three annual IBP and SIP awards and (b) all SIP awards then held by you or awarded pursuant to this paragraph shall become fully vested and nonforfeitable. The strike price of the stock options in such Make-Up Awards shall be the price at the date of grant used for the last SIP awards, adjusted if necessary, in accordance with the terms of the SIP, prior to the COC or termination of employment as described in this paragraph. The amount of each annual IBP award to be made up will be the average of IBP award(s) previously received by you as a Texaco employee (or, if no such awards have yet been determined, your then target award).

                                            Sincerely,

                                            Texaco Inc.


                                            By:  /s/ Carl B. Davidson
                                                -----------------------------
                                                    Carl B. Davidson
                                                 Vice President & Secretary


Accepted and Agreed to this

6th day of August,1997

/s/ William M. Wicker
--------------------------
    William M. Wicker